Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-222738

PROSPECTUS SUPPLEMENT NO. 6

(TO PROSPECTUS DATED FEBRUARY 12, 2018)

INVIVO THERAPEUTICS HOLDINGS CORP.

Up to 10,700,000 shares of Common Stock

This prospectus supplement No. 6 supplements and amends the prospectus dated February 12, 2018, as supplemented by prospectus supplement No. 1 dated March 13, 2018, prospectus supplement No. 2 dated April 9, 2018, prospectus supplement No. 3 dated May 7, 2018, prospectus supplement No. 4 dated May 17, 2018 and prospectus supplement No. 5 dated June 4, 2018, related to the sale or other disposition from time to time of up to 10,700,000 shares of common stock, par value $0.00001 per share, of InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company,” “we,” “us” or “our”), issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in the prospectus, also referred to as Lincoln Park, pursuant to a purchase agreement dated January 25, 2018 that we entered into with Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus dated February 12, 2018, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “NVIV.” On June 25, 2018, the last reported sale price of our common stock on The Nasdaq Capital Market was $1.84 per share.

This prospectus supplement incorporates into our prospectus the information contained in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on June 19, 2018 and June 21, 2018 and attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 26, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2018

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-37350	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402
Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on May 11, 2018, InVivo Therapeutics Holdings Corp. (the “Company”) received a written notification from the Listing Qualifications Department of the Nasdaq Stock Market (the “Nasdaq”) notifying the Company that, based on the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, the Company’s stockholders’ equity was $8,323,000, and therefore, the Company was not in compliance with Nasdaq Listing Rule 5450(b)(1)(A), which requires a $10 million minimum stockholders’ equity standard.

On June 13, 2018, the board of directors of the Company determined to apply to transfer the listing of the Company’s common stock to the Nasdaq Capital Market, which requires the Company to maintain at least $2.5 million of stockholders’ equity. On June 15, 2018, the Company received a letter from the Nasdaq approving the transfer of the listing of the Company’s common stock from the Nasdaq Global Market to the Nasdaq Capital Market. This transfer is expected to become effective at the opening of business on June 19, 2018. The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, and, as with the Nasdaq Global Market, listed companies must meet certain financial requirements and comply with Nasdaq’s corporate governance requirements. The Company’s common stock will continue to trade under the symbol “NVIV.”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: June 19, 2018	By:	/s/ Richard Toselli
Name: Richard Toselli
Title: President and Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 21, 2018

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-37350	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 1.01.                              Entry into a Material Definitive Agreement.

On June 21, 2018, InVivo Therapeutics Holdings Corp. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Representative”), as representative of the sole underwriter, relating to the public offering (the “Offering”) of (i) 388,403 shares of common stock, $.00001 par value per share, of the Company (the “Shares”), (ii) Series B warrants (the “Series B Warrants”) exercisable for an aggregate of 6,242,811 shares of common stock and (iii) Series A Warrants (the “Series A Warrants” and collectively with the Series B Warrants, the “Warrants”) exercisable for an aggregate of 6,631,214 shares of common stock.

The Series A Warrants will be immediately exercisable at a price of $2.00 per share of common stock, subject to adjustment in certain circumstances, and will expire five years from the date of issuance. The Series B Warrants will be immediately exercisable at a price of $0.01 per share of common stock, subject to adjustment in certain circumstances, and will expire twenty years from the date of issuance subject to certain conditions. The Shares and Series B Warrants were each offered together with the Series A Warrants, but the Shares and Warrants will be issued separately.

The offering price to the public is $2.00 per Share and Series A Warrant and $1.99 per Series B Warrant and Series A Warrant.

The Series B Warrants will be issued and sold to purchasers whose purchase of shares of common stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding common stock immediately following the consummation of this Offering, if the purchaser so chooses in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of the Company’s outstanding common stock (or at the election of the purchaser, 9.99%).

In addition, the Company has granted the Representative a 45-day option to purchase, in the aggregate, up to 989,997 shares of common stock and Series A Warrants to purchase up to 989,997 shares of Common Stock solely to cover over-allotments, if any.

The Shares and Warrants will be issued pursuant to a registration statement on Form S-1 that was filed with the Securities and Exchange Commission (“SEC”) on April 24, 2018 and declared effective by the SEC on June 20, 2018 (File No. 333-224424), and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-225768), which became effective when filed.

The closing of the Offering is subject to the satisfaction of customary closing conditions set forth in the Underwriting Agreement and is expected to occur on or about June 25, 2018. The Underwriting Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the Underwriting Agreement, the Company and its directors and officers agreed, subject to certain exceptions, not to offer, issue or sell any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of ninety (90) days following June 21, 2018 without the prior written consent of Representative.

The net proceeds to the Company from the Offering are expected to be approximately $11.7 million, after deducting the underwriting discount and commissions and estimated offering expenses payable by the Company and excluding any proceeds that may be received from exercise of the Warrants. The Company intends to use the net proceeds from the Offering for initiation of a new clinical study of its Neuro-Spinal Scaffold implant or for other business development activities, as well as for working capital and general corporate purposes.

The foregoing descriptions of the Underwriting Agreement, the Series A Warrants and the Series B Warrants are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Series A Warrant and the Series B Warrant, copies of which are filed as Exhibit 1.1, Exhibit 4.5 and Exhibit 4.6 respectively, and incorporated by reference herein.

Item 8.01.                              Other Disclosure.

On June 21, 2018, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01                                 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1

Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the Securities and Exchange Commission (the “SEC”) on June 14, 2018).

4.1	Form of Series A Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on June 14, 2018).

4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-1, Amendment No. 1, filed with the SEC on June 14, 2018).

99.1	Press Release issued by the Company on June 21, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: June 21, 2018	By:	/s/ RICHARD TOSELLI
	Name:	Richard Toselli
	Title:	President and Chief Executive Officer

Exhibit 99.1

CONTACT:

Heather Hamel

(617) 863-5530

Investor Relations

Investor-relations@invivotherapeutics.com

InVivo Therapeutics Announces Pricing of $13.2 Million Underwritten Public Offering

CAMBRIDGE, Mass. (June 21, 2018) — InVivo Therapeutics Holdings Corp. (NVIV) today announced the pricing of an underwritten public offering of 388,403 shares of its common stock, together with warrants to purchase 388,403 shares of common stock at a combined price to the public of $2.00 per share and warrant, as well as pre-funded warrants to purchase up to an aggregate of 6,242,811 shares of common stock together with warrants to purchase 6,242,811 shares of common stock, at a combined price to the public of $1.99 per pre-funded warrant and warrant. The gross proceeds from this offering are expected to be $13.2 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by InVivo Therapeutics.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American:LTS), is the sole book-running manager in connection with the offering.

Each warrant has an exercise price of $2.00 per share, is exercisable immediately and expires five years from the date of issuance.  Each pre-funded warrant has an exercise price of $0.01 per share, is exercisable immediately and will expire twenty years from the date of issuance.  The pre-funded warrants issued in the offering include a beneficial ownership blocker and the holders do not have the rights or privileges of holders of common stock, including any voting rights, until they exercise the pre-funded warrants.  As of June 20, 2018, InVivo Therapeutics had 1,648,349 shares of common stock outstanding.  The exercise price of the warrants and the pre-funded warrants is fixed and they do not contain any variable pricing features or any price based anti-dilutive features.  The offering is expected to close on or about June 25, 2018, subject to customary closing conditions.

A registration statement (File No. 333-224424) relating to these securities has been filed with the Securities and Exchange Commission, or the SEC, and was declared effective by the SEC on June 20, 2018 and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-225768), which became effective when filed. The offering will be made only by means of a prospectus, which is part of the effective registration statement. When available, copies of the final prospectus may be obtained from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. In January 2018, the company announced updated clinical evidence, including improvements in patients with acute spinal cord injury (SCI), from its INSPIRE study of the Neuro-Spinal Scaffold™. The publicly traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

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